Exhibit 21

Cephalon, Inc.

Subsidiaries

Name	Jurisdiction of Incorporation

Anesta Corp.	Delaware
Anesta AG	Switzerland
Arana Therapeutics, Inc.	California
Arana Therapeutics Pty. Ltd.	Australia
Arana Therapeutics (Vic) Pty. Ltd.	Australia
Cephalon (Bermuda) Limited	Bermuda
Cephalon Borinquen, Inc.	Puerto Rico
Cephalon B.V.	The Netherlands
Cephalon Development Corporation	Delaware
Cephalon France SAS	France
Cephalon Europe SAS	France
Cephalon GmbH	Germany
Cephalon Holdings Limited	United Kingdom
Cephalon International Holdings, Inc.	Delaware
Cephalon Investments, Inc.	Delaware
Cephalon Italia S.r.L	Italy
Cephalon Limited	United Kingdom
Cephalon Luxembourg S.a.r.l	Luxembourg
Cephalon Pharma ApS	Denmark
Cephalon Pharma (Ireland) Limited	Ireland
Cephalon Pharma SL	Spain
Cephalon Sp.z.o.o.	Poland
Cephalon Technologies Partners, Inc.	Delaware
Cephalon Technology, Inc.	Delaware
Cephalon Titrisation	France
Cephalon (UK) Limited	United Kingdom
Cephalon Ventures Puerto Rico, Inc.	Delaware
CIMA LABS INC.	Delaware
East End Insurance Ltd.	Bermuda
PolaRx Biopharmaceuticals, Inc.	Delaware
Promics Pty. Ltd.	Australia
Societe Civile Immobiliere Martigny	France
Zeneus Pharma S.a.r.l.	France